Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-234666

and

Registration No. 333-235483
December 12, 2019

OneConnect Financial Technology Co., Ltd.

OneConnect Financial Technology Co., Ltd., or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. The Registration Statement was declared effective by the SEC on December 12, 2019.

Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it, by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014, via telephone: 1-917-606-8487, or via email: prospectus@morganstanley.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, via telephone: 866-471-2526, or via facsimile: 212-902-9316, or via email: prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, USA, via telephone: 1-866-803-9204, or via email: prospectus-eq_fi@jpmchase.com; Ping An of China Securities (Hong Kong) Company Limited, Attention: ECM Department, Unit 3601, 36/F, The Center, 99 Queen’s Road Central, Hong Kong, via telephone: 00852-3762-9766, or via email: prospectus@pingan.com; BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, via email: dg.prospectus_requests@baml.com; or HSBC Securities (USA) Inc., 452 5th Avenue, New York, New York 10018. You may also access the Company’s most recent prospectus dated December 11, 2019, which is included in Amendment No. 3 to the Company’s registration statement on Form F-1, as filed with the SEC on December 11, 2019, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1780531/000104746919006804/a2240278zf-1a.htm

On December 12, 2019, the registered public offering of an aggregate of 31,200,000 American depositary shares (“ADSs”), each representing three ordinary shares of the Company, by the Company was priced at US$10.00 per ADS.

The Company will issue and sell 31,200,000 ADSs. The Company has granted to the underwriters a 30-day option to purchase up to 4,680,000 additional ADSs, and such optional ADSs, upon exercise, will be sold by the Company.

The gross proceeds to the Company from the public offering will be approximately US$358.8 million, assuming the underwriters fully exercise their option to purchase additional shares.